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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                         WESTERN ALLIANCE BANCORPORATION

      We, the undersigned President and Secretary of Western Alliance Bancorporation, a Nevada corporation (the "Corporation"), do hereby certify that:

      1. The name of the corporation is Western Alliance Bancorporation and the name under which the corporation was originally incorporated is BankWest Nevada Corporation. The date of filing of the original Articles of Incorporation of the Corporation with the Secretary of State of Nevada was October 3, 1995. Restated Articles of Incorporation were filed with the Secretary of State of the State of Nevada on December 6, 2002.

      2. These Amended and Restated Articles of Incorporation restate and integrate and further amend the articles of incorporation of the Corporation.

      3. The Board of Directors of the Corporation by majority action at a duly convened meeting, pursuant to Section 78.315 of the Nevada Revised Statutes, approved and adopted resolutions setting forth these Amended and Restated Articles of Incorporation, declaring the advisability thereof, and providing for the proposed Amended and Restated Articles of Incorporation to be considered and voted upon at the next annual meeting of the stockholders of the Corporation.

      4. These Amended and Restated Articles of Incorporation have been adopted by the stockholders of the Corporation in accordance with Section 78.390 of the Nevada Revised Statues at an annual meeting duly called and held. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required.

      5. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

      FIRST: The name of the Corporation is:

                         WESTERN ALLIANCE BANCORPORATION

      SECOND: The Corporation may engage in any lawful activity.

      THIRD: The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 120,000,000 shares, of which 20,000,000 shares shall be serial preferred stock, having a par value of $.0001 per share ("Preferred Stock"), and 100,000,000 shall be classified as shares of common stock, having a par value of $.0001 per share ("Common Stock"). The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series
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of Preferred Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

      The Board of Directors expressly is authorized, subject to limitations prescribed by the Nevada Revised Statutes ("NRS") and the provisions of these Amended and Restated Articles of Incorporation, by resolution or resolutions from time to time adopted and by filing a certificate of designations pursuant to the NRS, to provide for the issuance from time to time of the serial Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereof.

      FOURTH:


      (a) The governing board of the Corporation shall be known as directors. The number of directors shall not be less than one (1) pursuant to NRS
Section 78.115. The number (including any increases and decreases) of directors shall be as set forth in the bylaws of the Corporation.

      (b) The directors shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III; provided, that the directors in each class shall be as nearly equal in number as possible. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director. The classification shall be such that the term of one class shall expire each succeeding year. The terms, classifications, qualifications and election of the Board of Directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws. Each initial director in Class I shall hold office for a term expiring at the 2006 annual meeting of stockholders; each initial director in Class II shall hold office for a term expiring at the 2007 annual meeting of stockholders; and each initial director in Class III shall hold office for a term expiring at the 2008 annual meeting of stockholders. Notwithstanding the foregoing provisions of this ARTICLE FOURTH, each director shall serve until such director's successor is duly elected and qualified or until such director's death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal. Any vacancies or newly created directorships resulting from any increase in the authorized number of directors shall be filled, for the unexpired term, by the stockholders, at any regular or special meeting, or at any adjourned meeting thereof, or the remaining directors, by the affirmative vote of a majority thereof (whether or not a quorum). Any director so chosen shall hold office for the unexpired portion of the term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor shall have been elected and qualified or until any such director's earlier death, resignation or removal.


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      Any director or directors may be removed from office at any time, but only by the affirmative vote, at a duly constituted meeting called for such purpose, of the holders of at least 80% of the outstanding shares of each class of shares entitled to vote as a separate class on such matter, but only if such proposal was contained in the notice of such meeting. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

      Subsection (b) of this ARTICLE FOURTH may not be amended unless first approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of each class of shares entitled to vote as a separate class on such matter.

      FIFTH: To the fullest extent permitted by applicable law as then in effect, no Director or Officer (as each is defined below) shall be personally liable to the Corporation or any stockholder for damages for breach of fiduciary duty as a Director or Officer, except that this ARTICLE FIFTH shall not eliminate or limit the liability of a Director or Officer for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of NRS Section 78.300. Neither the amendment nor repeal of this ARTICLE FIFTH, nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this ARTICLE FIFTH, shall eliminate or reduce the effect of ARTICLE FIFTH in respect of any act or omission that occurred prior to such amendment, repeal, or adoption of an inconsistent provision.

      SIXTH: The Corporation is authorized to provide indemnification for its directors, officers, employees, and agents, and to the extent serving at the request of the Corporation, for the directors, officers, employees and agents of any corporation, partnership, joint venture, trust or other enterprise, in each case to the fullest extent permitted by applicable law as then in effect, through bylaw provisions or through agreements, or both.

      To the fullest extent permitted by applicable law, as then in effect, all expenses incurred by a director or officer of the Corporation, or to the extent serving at the request of the Corporation, by a director or officer of another corporation, partnership, joint venture, trust or other enterprise (in either case, a "Director" or "Officer," as the case may be) in defending a civil or criminal action, suit, or proceeding, must be paid by the Corporation as they are incurred in advance of a final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to indemnification.

      SEVENTH: Except as provided herein, the provisions of these Amended and Restated Articles of Incorporation may only be amended, altered or repealed from time to time by a vote of at least sixty-six and two thirds percent (66-2/3%) of the outstanding shares of each class of shares entitled to vote as a separate class on such matter, and to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholder are granted subject to this reservation. Notwithstanding anything herein to the contrary, these Amended and Restated Articles of Incorporation may be amended to change the name of the Corporation by a vote of a majority of the voting power of the Corporation.


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      EIGHTH: No merger, consolidation, liquidation or dissolution of the
Corporation including, without limitation, any action required or permitted to be taken by the stockholders that causes the acquisition of the Corporation by another entity or entities by means of any transaction or series of related transactions (including, without limitation, any reorganizations or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation, nor any action that would result in the sale, lease or other disposition of all, or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of each class of shares entitled to vote as a separate class on such matter. This ARTICLE EIGHTH may not be amended unless first approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of each class of shares entitled to vote as a separate class on such matter.

      The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issue; including, without limitation, the factors contained in NRS
Section 78.138(4) and any or all of the following:

            (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

            (ii) Whether a more favorable price could be obtained for the Corporation's securities in the future;

            (iii) The impact which an acquisition of the Corporation would have on the employees, depositors and customers of the Corporation and its subsidiaries and the communities which they serve;

            (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation stock;

            (v) The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

            (vi) Any antitrust or other legal and regulatory issues that are raised by the offer.

      If the Board of Directors determines that an offer described in this ARTICLE EIGHTH should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following:
Advising stockholders not to accept the offer, litigation against the offeror, filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities, selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto, acquiring a company to create an antitrust


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or other regulatory problem for the offeror, and soliciting a more favorable offer from another individual or entity.

      NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders.


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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated
Articles of Incorporation to be executed on its behalf on May 19, 2005.





                                         /s/ Robert Sarver
                                         ---------------------------------------
                                         Name: Robert Sarver
                                         Title: President



                                         /s/ Linda Mahan
                                         ---------------------------------------
                                         Name: Linda Mahan
                                         Title: Secretary


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